Filed Pursuant to Rule 424(b)(3)
Registration Number 333-131757
$350,000,000
NII HOLDINGS, INC.
2.75% Convertible Notes due 2025 and
Shares of Common Stock Issuable Upon Conversion Thereof
Prospectus Supplement No. 14 dated June 26, 2007
to the Prospectus dated February 10, 2006
       This prospectus supplement relates to an aggregate principal amount of $350.0 million 2.75% convertible notes due 2025 and the 6,988,450 shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated February 10, 2006, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      See “Risk Factors” beginning on page 4 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

      The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 53 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

			Shares of		Common Stock Owned
	Principal Amount		Common		Upon Completion
	of Notes		Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of
	Owned and	of Notes	Owned Prior to	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

1976 Distribution Trust FBO A.R. Lauder/ Zinterhofer	$6,000	*	—	119	—	—
2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer	$6,000	*	—	119	—	—
Advent Convertible Master (Cayman)	$7,140,000	2.04%	—	142,564	—	—
Alcon Laboratories, Inc.	$480,000	*	—	9,584	—	—
Aloha Airlines Non-Pilots Pension Trust	$105,000	*	—	2,096	—	—
American Beacon Funds	$700,000	*	—	13,976	—	—
Aristeia International Limited	$22,454,000	6.42%	—	448,339	—	—
Aristeia Partners LP (formerly Aristeia Trading LLC)	$3,061,000	*	—	61,118	—	—
Arkansas PERS	$1,765,000	*	—	35,241	—	—
Arkansas Teacher Retirement	$5,660,000	1.62%	—	113,013	—	—
Arlington County Employees Retirement System	$895,000	*	—	17,870	—	—
Asante Health Systems	$138,000	*	—	2,755	—	—
Astrazeneca Holdings Pension	$400,000	*	—	7,986	—	—
Attorney’s Title Insurance Fund	$210,000	*	—	4,193	—	—
B.C. McCabe Foundation	$135,000	*	—	2,695	—	—
Baptist Health of South Florida	$875,000	*	—	17,471	—	—
Boilermakers Blacksmith Pension Trust	$3,175,000	*	—	63,395	—	—
British Virgin Islands Social Security Board	$163,000	*	—	3,254	—	—
C & H Sugar Company, Inc.	$100,000	*	—	1,996	—	—
CALAMOS® Global Growth & Income Fund — Calamos Investment Trust	$2,500,000	*	—	49,917	—	—
CALAMOS® Growth & Income Fund — CALAMOS® Investment Trust	$63,500,000	18.14%	—	1,267,904	—	—
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	$425,000	*	—	8,485	—	—
Citadel Equity Fund, Ltd	$20,000,000	5.71%	—	399,340	—	—
City and County of San Francisco Retirement Systems	$1,381,000	*	—	27,574	—	—
City of Shreveport (LA) Employees Retirement System	$120,000	*	—	2,396	—	—
City University of New York	$139,000	*	—	2,775	—	—
Commissioners of the Land Office	$975,000	*	—	19,467	—	—
Convertible Securities Fund	$40,000	*	—	798	—	—
Cowen & Co, LLC	$149,000	*	—	2,975	—	—
Credit Suisse Securities LLC	$65,000	*	—	1,297	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	$33,000,000	9.43%	—	658,911	—	—
DBAG London	$17,900,000	5.11%	—	357,409	—	—
D. E. Shaw Valence Portfolios, L.L.C	$7,500,000	2.14%	—	149,752	—	—
Daimler Chrysler Corp. Emp. #1 Pension Plan DTD 4/1/89	$5,770,000	1.65%	—	115,209	—	—
Delaware PERS	$1,916,000	*	—	38,256	—	—
Delta Airlines Master Trust	$795,000	*	—	15,873	—	—
Deutsche Bank Sec. Inc.	$3,221,000	*	—	64,313	—	—

			Shares of		Common Stock Owned
	Principal Amount		Common		Upon Completion
	of Notes		Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of
	Owned and	of Notes	Owned Prior to	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Duke Endowment	$240,000	*	—	4,792	—	—
Duma Master Fund, L.P.	$2,500,000	*	—	49,917	—	—
Engineers Joint Pension Plan	$385,000	*	—	7,687	—	—
FPL Group Employees Pension Plan	$665,000	*	—	13,278	—	—
Florida Power and Light Group Employee Pension Plan	$1,160,000	*	—	23,161	—	—
Franklin and Marshall College	$140,000	*	—	2,795	—	—
GLG Market Neutral Fund	$5,000,000	1.43%	—	99,835	—	—
Government of Singapore Investment Corporation Pte Ltd.	$30,250,000	8.64%	610,648	604,001	610,648	*
Grace Convertible Arbitrage Fund, Ltd.	$4,000,000	1.14%	—	79,868	—	—
Grady Hospital Foundation	$133,000	*	—	2,655	—	—
Hallmark Convertible Securities Fund	$100,000	*	—	1,996	—	—
HFR CA Opportunity Master Trust	$601,000	*	—	12,000	—	—
ICI American Holdings Trust	$400,000	*	—	7,986	—	—
Independence Blue Cross	$500,000	*	—	9,983	—	—
Innovest Finanzdiens	$900,000	*	—	17,970	—	—
INOVA Health Care Services	$200,000	*	—	3,993	—	—
INOVA Health System Retirement Plan	$55,000	*	—	1,098	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Services c/o Quattro Fund (formerly Institutional Benchmarks Master Fund c/o Quattro Fund)	$1,025,000	*	—	20,466	—	—
International Truck & Engine Corp Non Contributory Retirement Plan Trust	$675,000	*	—	13,477	—	—
International Truck & Engine Corp Retirement Plan for Salaried Employee’s Trust	$525,000	*	—	10,482	—	—
KBC Financial Products USA, Inc.	$3,000,000	*	—	59,901	—	—
KeySpan Foundation	$35,000	*	—	698	—	—
KeySpan Insurance Company	$70,000	*	—	1,397	—	—
Lehman Brothers, Inc.	$1,000,000	*	7,000,000	19,967	7,000,000	4.28%
Lord Abbett Investment Trust — LA Convertible Fund	$3,070,000	*	—	61,298	—	—
Lyxor Convertible Arbitrage Fund	$259,000	*	—	5,171	—	—
Mackay Shields LLC as Investment Advisor to AFTRA Health Fund	$545,000	*	—	10,882	—	—
Mackay Shields LLC as Investment Advisor to Mainstay Convertible Fund	$10,470,000	2.99%	—	209,054	—	—
Mackay Shields LLC as Investment Advisor to Mainstay Diversified Income Fund	$500,000	*	—	9,983	—	—
Mackay Shields LLC as Investment Advisor to Mainstay VP Convertible Fund	$7,335,000	2.10%	—	146,457	—	—
Mackay Shields LLC as Investment Advisor to New York Life Insurance Co (Post 82)	$8,065,000	2.30%	—	161,033	—	—
Mackay Shields LLC as Investment Advisor to New York Life Insurance Co (Pre 82)	$3,590,000	1.03%	—	71,681	—	—

			Shares of		Common Stock Owned
	Principal Amount		Common		Upon Completion
	of Notes		Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of
	Owned and	of Notes	Owned Prior to	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Mackay Shields LLC as Investment Advisor to New York Life Separate A/C 7	$220,000	*	—	4,392	—	—
Mackay Shields LLC as Investment Advisor to United Overseas Bank (SGD)	$115,000	*	—	2,296	—	—
Mackay Shields LLC as Investment Advisor to United Overseas Bank (USD)	$100,000	*	—	1,996	—	—
Met Investor Series Trust — Bond Debenture	$1,600,000	*	—	31,947	—	—
Municipal Employees Benefit Trust	$285,000	*	—	5,690	—	—
National Fuel & Gas Company Retirement Plan	$100,000	*	—	1,996	—	—
Nations Convertible Securities Fund	$7,460,000	2.13%	—	148,953	—	—
New Orleans Firefighters Pension Relief Fund	$82,000	*	—	1,637	—	—
Nicholas Applegate Capital Management U.S. Convertible	$480,000	*	—	9,584	—	—
Nuveen Preferred & Convertible Fund JQC	$9,000,000	2.57%	—	179,703	—	—
Nuveen Preferred & Convertible Income Fund JPC	$6,500,000	1.86%	—	129,785	—	—
Occidental Petroleum Corporation	$300,000	*	—	5,990	—	—
OCLC Online Computer Library Center, Inc.	$55,000	*	—	1,098	—	—
Ohio Bureau of Workers Compensation	$149,000	*	—	2,975	—	—
Online Computer Library Center Inc.	$55,000	*	—	1,098	—	—
Oppenheimer Convertible Securities Fund	$8,000,000	2.29%	—	159,736	—	—
OZ Master Fund, Ltd.	$12,300,000	3.51%	—	245,594	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	$650,000	*	—	12,978	—	—
Pension, Hospitalization Benefit Plan of the Electrical Ind. Plan	$600,000	*	—	11,980	—	—
Philadelphia Board of Pensions	$675,000	*	—	13,477	—	—
Policemen and Firemen Retirement System of the City of Detroit	$362,000	*	—	7,228	—	—
Pro-Mutual Group	$876,000	*	—	17,491	—	—
Prudential Insurance Co. of America	$100,000	*	—	1,996	—	—
Putnam Convertible Income — Growth Trust	$5,500,000	1.57%	—	109,818	—	—
Quattro Fund Ltd.	$17,800,000	5.09%	—	355,412	—	—
Quattro Multistrategy Masterfund LP	$1,025,000	*	—	20,466	—	—
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$9,000,000	2.57%	—	179,703	—	—
Rampart Enhanced Convertible Investors, LLC	$1,260,000	*	—	25,158	—	—
RCG Latitude Master Fund, Ltd.	$5,000,000	1.43%	—	99,835	—	—
Salomon Brothers Asset Management, Inc.	$18,450,000	5.27%	—	368,391	—	—
San Diego City Retirement	$1,135,000	*	—	22,662	—	—
San Diego County Convertible	$1,545,000	*	—	30,849	—	—
Southern Farm Bureau Life Insurance	$910,000	*	—	18,169	—	—
State of Oregon — Equity	$5,060,000	1.45%	—	101,033	—	—
SuttonBrook Capital Portfolio LP	$4,000,000	1.14%	—	79,868	—	—
Syngenta AG	$285,000	*	—	5,690	—	—

			Shares of		Common Stock Owned
	Principal Amount		Common		Upon Completion
	of Notes		Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of
	Owned and	of Notes	Owned Prior to	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	of Shares	Percentage(3)

Tempo Master Fund LP	$25,000,000	7.14%	—	499,175	—	—
The Grable Foundation	$55,000	*	—	1,098	—	—
Total Fina Elf Finance USA, Inc.	$300,000	*	—	5,990	—	—
Trustmark Insurance Co.	$230,000	*	—	4,592	—	—
UBS AG London F/B/O HFS	$5,000,000	1.43%	—	99,835	—	—
Vermont Mutual Insurance Company	$220,000	*	—	4,392	—	—
Vicis Capital Master Fund	$10,000,000	2.86%	—	199,670	—	—
Wachovia Capital Markets, LLC	$58,680,000	16.77%	—	1,171,663	—	—
Wyoming State Treasurer	$965,000	*	—	19,268	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the current conversion rate of 19.967 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 163,599,072 shares of our common stock outstanding as of May 1, 2007.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.